Exhibit (h)(1)

EXECUTION COPY

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AGREEMENT made as of December 17, 2015 by and between VIRTUS ETF TRUST II and each series of the Trust listed on Exhibit A hereto (each a “Fund”, collectively the “Funds”), and The Bank of New York Mellon, a New York banking organization (“BNYM”).

W I T N E S S E T H :

WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain BNYM to provide for the Funds the services described herein, and BNYM is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.      Appointment.

The Trust hereby appoints BNYM as its agent for the term of this Agreement to perform the services described herein. BNYM hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2.      Representations and Warranties.

(a)                The Trust hereby represents and warrants to BNYM, which representations and warranties shall be deemed to be continuing, that:

(i)                 It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)               This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms;

(iii)             It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Charter or By-Laws (each as hereinafter defined), nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)             It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus), each calculation of net asset value provided by BNYM hereunder to Authorized Participants at the time BNYM provides such calculation to Authorized Participants.

(b)   BNYM hereby represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing that:

(i)                 It is duly organized and existing under the laws of the jurisdiction of its organization, with full power and authority to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)               This Agreement has been duly authorized, executed and delivered by BNYM in accordance with all requisite corporate action and constitute valid and legally binding obligation of BNYM enforceable in accordance with its terms;

(iii)             BNYM has obtained all regulatory licenses, approvals and consents necessary to carry on its business as currently conducted; there is no statute, regulation, rule, order or judgment binding on BNYM and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on BNYM or affecting its property which would prohibit the execution or performance by BNYM of this Agreement; and

(iv)             To the extent the performance of any services described in Schedule II attached hereto by BNYM in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, BNYM shall so notify the Fund in writing as soon as practicable, to the extent that BNYM personnel responsible for the performance of such services have knowledge, or should reasonably have knowledge, of such violation.

3.      Delivery of Documents.

(a)                The Trust will promptly deliver to BNYM true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any (or notify BNYM that any such documents and/or amendments and supplements thereto are publicly available):

(i)                 The Trust’s Agreement and Declaration of Trust and other organizational documents and all amendments thereto (the “Charter”);

(ii)               The Trust’s by-laws (the “By-Laws”);

(iii)             Resolutions of the Trust board of trustees (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Trust;

(iv)             The Trust’s registration statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Trust (as it may be amended from time to time, the “Registration Statement”);

(v)               The Trust’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC;

(vi)             The Trust’s prospectus and statement of additional information pertaining to each Fund contained in its Registration Statement (collectively, the “Prospectus”);

and

(vii) A copy of any and all SEC exemptive orders issued to the Trust.

(b)               If any part of the Charter is required to be filed with the state of the Trust’s organization, each copy of such part of the Charter provided to BNYM shall be certified by the Secretary of State (or other appropriate official) of such state, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNYM. Each copy of the By-Laws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary (or persons acting in such capacity) of the appropriate Fund.

(c)                It shall be the sole responsibility of the Trust to deliver to BNYM its currently effective Prospectus or notify BNYM that such Prospectus is publicly available and BNYM shall not be deemed to have notice of any information contained in such Prospectus until it is actually received or a copy is obtained by BNYM.

4.      Duties and Obligations of BNYM.

(a)                Subject to the direction and control of the Trust’s Board and the provisions of this Agreement, BNYM shall provide to the Trust (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on Schedule II attached hereto.

(b)               In performing hereunder, BNYM shall provide, at its expense, office space, facilities, equipment and personnel.

(c)                Except to the extent set forth on Schedule I, BNYM shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Trust, distribution of shares of the Trust, maintenance of the Funds’ financial records or services normally performed by the Trust’s counsel or independent auditors.

(d)               Upon receipt of a Fund’s prior written consent (which shall not be unreasonably withheld), BNYM may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Mellon Corporation. BNYM shall not be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as BNYM acts in good faith and without negligence or willful misconduct in the selection and retention of such delegee or agent. BNYM shall bear any costs and expenses associated with BNYM’s delegation to such delegees and agents. For purposes of this Agreement, BNY shall be subject to the same standard of care with respect to, and liable for, the actions and omissions of any such delegee or agent who is a BNYM affiliate (as such term is defined in Regulation W issued by the Board of Governors of the Federal Reserve System (12 C.F.R. 223), as amended) to the same extent as BNYM’s direct actions or omissions under this Agreement.

(e)                The Trust shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNYM and to provide BNYM, upon request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, and which in the opinion of BNYM, is necessary in order to enable it to perform its duties hereunder. BNYM shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNYM by any of the aforementioned persons. BNYM shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to cause any information, documents or advice to be provided to BNYM as provided herein and shall be held harmless by the Trust when acting in reliance upon such information, documents or advice relating to the Trust. All fees or costs charged by such persons shall be borne by the appropriate Fund. In the event that any services performed by BNYM hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNYM which BNYM in its reasonable judgment deems reliable, BNYM shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(f)                Nothing in this Agreement shall limit or restrict BNYM, any BNYM affiliate (as such term is defined in Regulation W issued by the Board of Governors of the Federal Reserve System (12 C.F.R. 223), as amended), or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(g)               Subject to the provisions of this Agreement, BNYM shall compute the net asset value per share of each Fund and shall value the securities held by the Fund at such times and dates and in the manner specified in the then currently effective Prospectus of the Fund, except that notwithstanding any language in the Prospectus, in no event shall BNYM be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely the responsibility of the Fund. BNYM shall provide a report of such net asset value to each Fund and Authorized Participants at the respective times set forth in Schedule II, as amended from time to time. To the extent valuation of securities or computation of a net asset value as specified in a Fund’s then currently effective Prospectus is at any time inconsistent with any applicable laws or regulations, the Trust shall immediately so notify BNYM in writing and thereafter shall either furnish BNYM at all appropriate times with the values of such securities and the Fund’s net asset value, or subject to the prior approval of BNYM, instruct BNYM in writing to value securities and compute net asset value in a manner which the Trust then represents in writing to be consistent with all applicable laws and regulations. The Trust may also from time to time, subject to the prior approval of BNYM, instruct BNYM in writing to compute the value of the securities or net asset value in a manner other than as specified in this paragraph. By giving such instruction, the Trust shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Prospectus of the Trust. The Trust shall have sole responsibility for determining the method of valuation of securities and the method of computing net asset value.

(h)               The Trust shall furnish BNYM with any and all instructions, explanations,

information, specifications and documentation deemed necessary by BNYM in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. BNYM shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Trust shall have specified to BNYM the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Trust shall also furnish BNYM with bid, offer, or market values of Securities if BNYM notifies the Trust that same are not available to BNYM from a security pricing or similar service utilized, or subscribed to, by BNYM which BNYM in its judgment deems reliable at the time such information is required pursuant to the Trust’s valuation procedures for calculations hereunder. At any time and from time to time, the Trust also may furnish BNYM with bid, offer, or market values of Securities and instruct BNYM to use such information in its calculations hereunder. BNYM may, if required by the Trust’s valuation procedures and at such Fund’s cost and expense, but shall at no time be required or obligated to, commence or maintain utilization of, or subscriptions to, particular securities pricing or similar services; provided, however, that BNYM will promptly notify the applicable Fund if BNYM is unable to commence or maintain utilization of or subscription to, any particular securities pricing or similar service that is required pursuant to the Trust’s valuation procedures.

(i)                 BNYM may apply to an officer or duly authorized agent of the Trust for written instructions with respect to any matter arising in connection with BNYM’s performance hereunder for the Trust, and BNYM shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of BNYM, set forth in writing any action proposed to be taken or omitted to be taken by BNYM with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNYM shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNYM has received written instructions in response to such application specifying the action to be taken or omitted.

(j)                 BNYM may consult with counsel to the Trust or its own counsel, at the Trust’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel, provided that BNYM exercises reasonable care in carrying out any such advice or opinion.

(k)               Notwithstanding any other provision contained in this Agreement or Schedule I or II attached hereto, BNYM shall have no duty or obligation to with respect to, including, without limitation, any duty or obligation to determine, or advise the Trust of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(l)                 BNYM shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation shall be implied against BNYM in connection with this Agreement.

(m)             BNYM, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of a Fund.  In the event BNYM’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM which

BNYM in its judgment deems reliable, BNYM shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNYM shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this (m) even though BNYM in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(n)               BNYM, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust.

(o)               BNYM shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNYM, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services (a “Force Majeure Event”).  Nor shall BNYM be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNYM to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNYM in the performance of its duties under this Agreement.

(p)               BNYM will maintain throughout the term of this Agreement, such disaster recovery and contingency plans and systems as it reasonably believes to be necessary and appropriate to recover its operations from the occurrence of a Force Majeure Event and which are consistent with the requirements of any statute, regulation or rule to which it is subject that imposes business resumption and contingency planning standards. BNYM shall employ commercially reasonable efforts to resume performance as soon as practicable under the circumstances, following the occurrence of a Force Majeure Event.

5.      Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Trust’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Trust or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to the Trust’s shareholders, all expenses incidental to holding meetings of the Trust’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Trust and legal obligations relating thereto for which the Trust may have to indemnify its trustees, directors and officers.

6.      Compliance Services.

(a)                If Schedule I contains a requirement for BNYM to provide the Trust with compliance services, such services shall be provided pursuant to the terms of this Section 6 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between BNYM and the Trust, and the results of BNYM’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Trust. BNYM shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(b)               The Trust will examine each Compliance Summary Report delivered to it by BNYM and notify BNYM of any error, omission or discrepancy within thirty (30) days of its receipt. The Trust agrees to notify BNYM promptly if it fails to receive any such Compliance

Summary Report. The Trust further acknowledges that unless it notifies BNYM of any error, omission or discrepancy within 30 days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects. In addition, if the Trust learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Trust will notify BNYM of such condition promptly after discovery thereof.

(c)                While BNYM will endeavor to identify out-of-compliance conditions, BNYM does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. The Fund acknowledges that it has adopted a compliance program pursuant to the requirements of Rule 38a-1 under the 1940 Act and that the Fund is not solely reliant on the Compliance Services to fulfill its obligations thereunder. . In the event of any errors or omissions in the performance of Compliance Services, the Fund’s sole and exclusive remedy and the BNY’s sole liability shall be limited to re-performance by the BNYM.

7.      Standard of Care; Indemnification.

(a)                Except as otherwise provided herein, BNYM shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNYM’s own negligence, bad faith or willful misconduct. In no event shall BNYM be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNYM shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Trust, or for delays caused by circumstances beyond BNYM’s control, unless such loss, damage or expense arises out of the negligence, bad faith or willful misconduct of BNYM. BNYM shall indemnify and hold harmless each Fund from and against any and all direct costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto (“Losses”) where such Losses have been finally determined by a court of competent jurisdiction (pursuant to the terms of this Agreement) to have arisen out of BNYM’s failure to discharge its duties in accordance with its standard of care as set forth hereunder. This indemnity shall be a continuing obligation of BNYM, its successors and assigns, notwithstanding the termination of this Agreement.

(b)               The Trust shall indemnify and hold harmless BNYM from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNYM, by reason of or as a result of any action taken or omitted to be taken by BNYM in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may have been altered, changed, amended or repealed after such action or omission, (ii) the Trust’s Registration Statement or Prospectus, (iii) any instructions of an officer of the Trust, or (iv) any opinion of legal counsel for the Trust or BNYM (subject to subsection (iii) below), or arising out of transactions or other activities of the Trust which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNYM for costs, expenses, damages, liabilities or claims for which BNYM is liable under the preceding paragraph 7(a). This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Trust shall indemnify BNYM against and save BNYM harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i)                 Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNYM by any third party described above (except with respect to delegatees or agents of BNYM under certain circumstances pursuant to Section 4(d) hereof) or by or on behalf of a Fund;

(ii)               Action or inaction taken or omitted to be taken by BNYM pursuant to written or oral instructions of the Trust or otherwise without negligence, bad faith or willful misconduct;

(iii)             Any action taken or omitted to be taken by BNYM in good faith in accordance with the advice or opinion of counsel for a Fund or its own counsel, provided that any such action or omission by BNYM in conformity with such advice or opinion of its own counsel is consistent with BNYM’s rights and responsibilities under this Agreement;

(iv)             Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNYM pursuant to this Agreement;

(v)               The method of valuation of the securities and the method of computing each Series’ net asset value; or

(vi)             Any valuations of securities or net asset value provided by a Fund.

(c)                Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by BNYM to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Fund, shall be conclusively presumed to have been taken or omitted in good faith.

(d)               Notwithstanding any other provision contained in this Agreement, BNYM shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Trust of: (a) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund; (b) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (c) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (d) the effect under any federal, state, or foreign income tax laws of the Trust making or not making any distribution or dividend payment, or any election with respect thereto.

8.      Record Retention.

BNYM shall keep and maintain on behalf of each Fund all books and records which such Fund and BNYM are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including, without limitation, Rules 31a-1 and 31a-2 under the 1940 Act. BNYM acknowledges and agrees that all such books and records shall constitute the property of the Trust and to make such books and records available for inspection by the Fund or by the investment adviser to the Fund. Upon reasonable request, each Fund, the investment manager to such Fund and representatives of the SEC shall have access to BNYM’s books and records relating to such Fund during BNYM’s normal business hours. Upon reasonable request, copies of any such books and records shall be provided to any other requesting party at the Fund’s expense.

9.      Confidentiality.

BNYM hereby represents and warrants that it has implemented and shall maintain appropriate policies, procedures and processes reasonably designed to satisfy the requirements of Federal and New York law applicable to BNYM including, without limitation, the requirements of the Gramm-Leach-Bliley Act (15 U.S.C. §6801 and §6805) and regulations promulgated thereunder (the “Gramm-Leach Act”) and the Interagency Guidelines Establishing Standards for Safeguarding Customer Information issued by the Board of Governors of the Federal Reserve System. Each Fund hereby reports and warrants that it has established and implemented policies and procedures reasonably designed to maintain the confidentiality of any information relating to shareholders and potential shareholder information as contemplated by Regulation S-P promulgated by the SEC.

10.  Compensation.

For the services provided hereunder, the Trust agrees to pay BNYM such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNYM in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Trust authorizes BNYM to debit the Trust’s custody account for all amounts due and payable hereunder. BNYM shall deliver to the Trust invoices for services rendered after debiting the Trust’s custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNYM, each Fund’s net asset value shall be computed at the times and in the manner specified in the Trust’s Prospectus.

11.  Term of Agreement.

(a)                This Agreement shall continue until terminated by either BNYM giving to a Fund, or a Fund giving to BNYM, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the affected Fund(s) shall pay to BNYM such compensation as may be due as of the date of such termination, and shall reimburse BNYM for any disbursements and expenses made or incurred by BNYM and payable or reimbursable hereunder.

(b)               Notwithstanding the foregoing, BNYM may terminate this Agreement upon 30 days prior written notice to the Trust if the Trust shall terminate its custody agreement with The Bank of New York, or fail to perform its obligations hereunder in a material respect.

12.  Authorized Persons.

Attached hereto as Exhibit B is a list of persons duly authorized by the Board to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of a Fund. From time to time the Trust may deliver a new Exhibit B to add or delete any person and BNYM shall be entitled to rely on the last Exhibit B actually received by BNYM.

13.  Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNYM and the Trust to be bound thereby, and authorized, approved or ratified by the Board.

14.  Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of BNYM, or by BNYM without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board.

15.  Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Trust and BNYM each hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Trust irrevocably agrees not to claim, and it hereby waives, such immunity. The Trust and BNYM each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

16.  Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17.  No Waiver.

Each and every right granted to BNYM and the Trust hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNYM or the Trust to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM or the Trust of any right preclude any other or future exercise thereof or the exercise of any other right.

18.  Limitation of Liability of the Trustee and Shareholders.

It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Charter. The execution and delivery of this Agreement shall have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Charter.

19.  Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Trust, at

ETF Issuer Solutions Inc.

1540 Broadway

16th Floor

New York, NY 10032

Attention: William J. Smalley

if to BNYM, at

The Bank of New York Mellon

101 Barclay Street, 20th Fl

New York, New York 10286

Attention: Stephen Cook

Title: Managing Director

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

20.  Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

VIRTUS ETF TRUST II
By:	/s/William J. Smalley
Name: William J. Smalley
Title: President
THE BANK OF NEW YORK
By:	/s/Stephen Cook
Name: Stephen Cook
Title: Managing Director

EXHIBIT A

Name of Fund

Virtus Newfleet High Yield Income ETF

EXHIBIT B

I,                                      , of VIRTUS ETF TRUST II, a Delaware statutory trust (the “Trust”), do hereby certify that:

The following individuals serve in the following positions with the Trust, and each has been duly elected or appointed to each such position and qualified therefor in conformity with the Trust’s Charter and By-Laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Trust to BNYM.

Name	Position	Signature

SCHEDULE I

ADMINISTRATIVE SERVICES

1. Participate in the annual updating of each Fund’s Registration Statement and Prospectus and any other updates (and related fee arrangements) as may be separately agreed from time to time and, subject to approval by the Trust’s Treasurer and legal counsel, coordinate the preparation and filing of Form N-SAR, Form N-CSR, Form N-Q, annual and semi-annual shareholder reports and notices pursuant to Rule 24(f)-2.

2. Prepare workpapers supporting the preparation of federal, state and local income tax returns for each Fund for review and approval by each Fund’s independent auditors and documenting any book-to-tax differences; calculate required Internal Revenue Code of 1986, as amended (“IRC”) Subchapter M and excise tax distributions which includes preparing draft Federal, State and City tax returns for auditors' review, signature as preparer, and processing for client signature and filing, with the proper regulatory authority; perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other); perform annual post-October analysis for capital gain/loss and currency gain/loss; calculate adjustments required under IRC Section 1256; analyze Fund investments for any client identified “passive foreign investments companies” and assist in reporting thereof; perform market discount reclass analysis for any Fund that invests in municipal securities; prepare Form 1099s with respect to the Trust’s trustees and file such forms upon the approval of the Trust’s Treasurer; prepare and, subject to approval of the Trust’s Treasurer and independent auditors, file any applicable tax extensions; prepare year-end tax information for Fund shareholders.

3. Attend quarterly and/or special shareholder and Board meetings as requested from time to time.

4. Prepare and, subject to approval of the Trust’s Treasurer, disseminate to the Trust’s Board quarterly unaudited financial statements and schedules of the Trust’s investments and make presentations to the Board, as appropriate.

5. Assist the Trust in preparation for SEC (or other regulatory) examinations by providing the Trust with its books and records in BNYM’s possession and such other assistance as may be agreed to from time to time.

6. Subject to review and approval by the Trust’s Treasurer, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for each Fund.

7. Perform such other services for the Trust that are mutually agreed to in writing by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon in writing, including any out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

SCHEDULE II

VALUATION AND COMPUTATION SERVICES

I. BNYM shall maintain the following records on a daily basis for each Series.

1. Report of priced portfolio securities

2. Statement of net asset value per share

Such reports and statements shall be provided to the Trust at 8:00 p.m. New York time by such means as BNYM and the Trust may agree upon from time to time.

II. BNYM shall maintain the following records on a monthly basis for each Series:

1. General Ledger

2. General Journal

3. Cash Receipts Journal

4. Cash Disbursements Journal

5. Subscriptions Journal

6. Redemptions Journal

7. Accounts Receivable Reports

8. Accounts Payable Reports

9. Open Subscriptions/Redemption Reports

10. Transaction (Securities) Journal

11. Broker Net Trades Reports

III. BNYM shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Series. Schedule D shall be produced on an annual basis for each Series.

The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Trust’s Auditors.

IV. For internal control purposes, BNYM uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

1. Securities and other financial instruments bought

2. Securities and other financial instruments sold

3. Interest received

4. Dividends received

5. Capital stock sold

6. Capital stock redeemed

7. Other income and expenses

All portfolio purchases for the Trust are recorded to reflect expected maturity value and total cost including any prepaid interest.